                                                                Exhibit 99(b)(6)


 [LETTERHEAD OF GIZA Economic Consulting and Financial Management (1988) Ltd.]

                                                                October 15, 1998

The Board of Directors,
Discount Investments Corporation Ltd.,
14 Beit Hashoeva Lane,
Tel-Aviv, Israel.

Dear Members of the Board of Directors,

            Re: Fairness of the exchange ratio between the shares
                 of Discount Investments Corporation Ltd. and the
               shares of PEC Israel Economic Corporation - Amended

1. We were requested by you to give our professional opinion regarding the fairness of the exchange ratio determined in the context of an engagement in an agreement for the transfer of 14,937,792 common shares of US $1 par value each of PEC Israel Economic Corporation ("PEC"), which comprise some 81.4% of the rights in this Company, held by IDB Development Corporation Ltd. (hereinafter: "IDB Development") to Discount Investments Corporation Ltd. ("Discount Investments") in consideration for a private placement of 17,390,593 common shares of NIS 1 par value each of Discount Investments (hereinafter: "the Private Placement"). The exchange ratio was determined according to an average ratio of 1.327 between the net assets value of Discount Investments and the net assets value of PEC. It should be mentioned that the investments portfolio of the two companies is very similar in composition, and about 80% of the net assets value of the two companies come from identical investment sources in over 40 companies. According to simulations carried out by us, the exchange ratio has very low sensitivity to changes within reasonable ranges (+/- 25%) of the evaluation of the net assets value of the companies.

2. The opinion focuses on the question whether the exchange ratio stipulated in the said agreement reflects, from an economic point of view, a fair and reasonable exchange ratio from the point of view of Discount Investments.

3. In preparing our opinion, we based ourselves on the data included in the opinion of Professor Ithak Swary and Uri Cohen, C.P.A. of Ithak Swary Ltd. dated October 15, 1998 ("Swary") and we assumed their correctness, accuracy and completeness. We were not requested and we did not carry out independent checks to verify the above-mentioned data or to verify the results of operations of Discount Investments and PEC and/or the companies held by them.

4. For the purpose of preparing our opinion we studied the following documents:

      4.1   Swary's opinion.

      4.2   Working papers of Ithak Swary Ltd. with regard to Swary's opinion.

      4.3 The audited financial statements of Discount Investments and PEC for the year ended December 31, 1997 and the reviewed financial statements for the period of six months ended June 30, 1998.

      4.4 The audited financial statements of the companies held by Discount Investments and PEC for the year ended December 31, 1997 and the reviewed financial statements for the period of six months ended June 30, 1998.

      4.5.  The 10-K Report of PEC for the year ended December 31, 1997.

      4.6 The 10-Q Report of PEC for the period of six months ended June 30, 1998.

      4.7 Public data and reviews which were published about the companies and the branches in which they operate.

      4.8 Clarifications given to us by Discount Investments and PEC, on our request regarding the details of the agreements and items of the financial statements.

      4.9 Immediate reports of Discount Investments and IDB Development dated October 15, 1998 relating to the Private Placement.

5. For the purpose of preparing our opinion we met with Professor Swary and Uri Cohen, C.P.A. of Swary and received from them explanations and details relating to Swary's Opinion.

6. The Opinion does not include a stand or a recommendation whether to carry out the private placement. The Opinion is not a recommendation to the shareholders of Discount Investments and/or PEC and/or IDB Development on how to vote at the General Meeting regarding the Private Placement.

7. In the past we carried out, for payment, various economic work for Discount Investments and companies held by it.

8. We hereby certify that we do not have a personal interest in Discount Investments and/or PEC and/or IDB Development Ltd., and that we do not have a personal interest regarding the exchange ratio determined. It should be clarified that Giza was not a partner in the negotiations between Discount Investments and IDB Development.

9. Regarding the Opinion, Discount Investments undertook to Giza Economic Consulting and Financial Management (1988) Ltd. ("Giza") as follows: if Giza will be sued in a legal procedure to pay any amount to a third party for a cause which is likely to result from, directly or indirectly, this Opinion, Discount Investments will compensate Giza for any reasonable expenses which Giza will incur or will be required to pay for legal representation, legal counseling, professional consulting, defending in legal proceedings, negotiations etc. Discount Investments will also compensate Giza for any amount which it will be required to pay, in a legal proceeding, to a third party, in excess of one million US dollars. The obligation to compensate will not apply if it is found that Giza acted in rendering its services relating to this Opinion, with serious negligence or maliciously.

10. After studying the documents mentioned in Clause 4 and subsequent to our meetings as detailed in Clause 5, we estimate, to the best of our professional opinion, that the exchange ratio determined in the agreement mentioned in Clause 1 above, reflects a fair and reasonable exchange ratio from the point of view Discount Investments.

      We wish to emphasize, that in light of the legal limitations connected with the possibility of a public issue in the United States of Cellcom Israel Ltd. ("Cellcom"), whose shares are held, among others, by Discount Investments and PEC, we were requested by you to check the fairness and reasonability of the exchange ratio taking into account general indications relating to the range of values of Cellcom. The indication is based on the comparison of market prices and multipliers of similar European cellular companies, and taking into consideration the discount resulting from a lack of marketability and liquidity in the Cellcom investment as compared to the comparative group. We should state, that the holdings of Discount Investments and PEC in Cellcom are material to the economic value, however by lower comparative effect on the exchange ratio due to identical holdings in Cellcom. It should be emphasized that in view of your aforementioned directive, we did not carry out an evaluation and we did not apply other procedures regarding the investment in Cellcom.

      As, in our evaluation the indication checked by us in the field of the range of variance checked by us with regard to the value of Cellcom (+/- 25%) reflect a reasonable range of the economic value of Cellcom, and as a change in the estimated value of Cellcom in the fields mentioned does not result in a significant variance in the results of the exchange ratio, in our opinion this limitation does not detrimentally affect the reasonability and the validity of test of reasonability and fairness of the exchange ration.

11. This Opinion does not express an opinion on the price in which the shares of Discount Investments and/or PEC will be traded after the notice of approval of the Private Placement. The evaluation of the exchange ratio is not an evaluation of the assets or of the share capital of Discount Investments and/or PEC.

12. We hereby agree that this Opinion will be attached and/or mentioned in the Immediate Report.

                                                Yours sincerely,

                                                      ( - )

                                                  Zvi Shechter
                                              Joint General Manager
                                          GIZA Economic Consulting and
                                        Financial Management (1988) Ltd.

 [LETTERHEAD OF GIZA Economic Consulting and Financial Management (1988) Ltd.]

                                                               December 15, 1998

The Board of Directors,
Discount Investments Corporation Ltd.
14 Beit Hashoeva Lane,
Tel-Aviv, Israel

Dear Members of the Board of Directors,

Re: Opinion dated October 15, 1998 regarding to the fairness of the exchange ratio between the shares of Discount Investments Corporation Ltd. and the shares of PEC Israel Economic Corporation

1.  On October 15, 1998 an opinion was submitted to you (hereinafter:
   "Opinion") relating to the fairness of exchange ratio fixed in the context of engagement in an agreement for the transfer of 14,937,792 common shares of US $1 par value each of PEC Israel Economic Corporation ("PEC"). We were requested by you to check whether there were significant developments or changes from the date of the opinion relating to the net asset value of the corporations, which should require a change in the Opinion.

2. As we stated in the Opinion, in view of the similarity in the investment portfolio of the two companies, the exchange ratio has a low sensitivity to changes within reasonable ranges of the evaluations of the companies held by Discount Investments Corporation Ltd. ("Discount Investments") and PEC.

3. For the purpose of the said check, we studied the Immediate Amended Report of Discount Investments, we studied the financial statements of Discount Investments, PEC and the main companies included in their investment portfolios for the third quarter of 1998, we checked data available to the public (including developments in the share prices of those affiliated companies traded) and reviews published on the companies and on the branches in which they operate, and we received additional data and clarifications from the management of Discount Investments and PEC.

4. In light of the procedures we applied, the principles of which are detailed above, and in view of the low sensitivity, as mentioned, of the exchange ratio to changes in the values of the affiliated companies, in our opinion, despite changes which took place in the evaluations of some of the affiliated companies, there were no significant developments or changes from the date of the Opinion relating to the net assets value of Discount Investments and PEC, which would require a change in the Opinion.

5. It should be emphasized that this letter should be read together with our letter dated October 15, 1998.

6.  This letter does not constitute a reevaluation of the exchange ratio.

7. In addition, we were requested to give our professional opinion regarding the fairness of the issue of 10,712 additional shares of Discount Investments to IDB Development Corporation Ltd. in consideration for 3,484 of Properties and Building Ltd., based on the net assets value of Discount Investments and the value of Properties and Building Ltd. as determined in the evaluation of the said exchange ratio. In our opinion, the issue of 10,712 additional shares of Discount Investments in consideration for 3,484 shares of Properties and Building Ltd. is fair and reasonable from the point of view of Discount Investments.

8. We agree that this letter be included and/or mentioned in the Immediate Amended Report which will be published with regard to the engagement.

                                                Yours sincerely,

                                                     ( - )

                                                  Zvi Shechter
                                             Joint General Manager
                                          GIZA Economic Consulting and
                                        Financial Management (1988) Ltd.


                                       2